                                                                  EXHIBIT (a)(6)

                              ING SERIES FUND, INC.

                              ARTICLES OF AMENDMENT

                          EFFECTIVE DATE: MARCH 1, 2004

      ING SERIES FUND, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The Corporation desires to, and does hereby, amend its charter (the "Charter") as currently in effect.

            First: The name of the following series of the Corporation are hereby changed, as indicated below:

       Current Name                 New Name
--------------------------   ----------------------
ING Growth and Income Fund   ING Equity Income Fund

      SECOND: The amendment to the Charter herein set forth was duly approved by a majority of the entire Board of Directors of the Corporation and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

      IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Executive Vice President and attested to by its Secretary on March 22, 2004.

WITNESS:                                    ING Series Fund, Inc.

/s/ Theresa K. Kelety                       /s/ Michael J. Roland
------------------------------------        ------------------------------------
Name: Theresa K. Kelety                     Name: Michael J. Roland
Title: Secretary                            Title: Executive Vice President and
                                                   Chief Financial Officer